UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 12, 2007

Atlas Air Worldwide Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-25732	13-4146982
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2000 Westchester Avenue, Purchase, New York		10577
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-701-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 12, 2007, Atlas Air Worldwide Holdings, Inc., a Delaware corporation ("AAWW"), began distribution of 214,541 shares of AAWW’s common stock to holders of allowed general unsecured claims against AAWW and its subsidiaries, Atlas Air, Inc. and Atlas Worldwide Aviation Logistics, Inc., pursuant to the terms of a Joint Plan of Reorganization (the "Plan") under which AAWW and certain of subsidiaries emerged from Chapter 11 bankruptcy on July 27, 2004.

The distribution is the final component of a periodic, pro-rata distribution of shares from an initial reserve of 17,202,666 shares of AAWW common stock that was allocated to holders of allowed general unsecured claims under the Plan. The final distribution follows the resolution of several remaining pending claims, which were resolved in conjunction with a federal court settlement on November 9 of a related securities class action complaint against AAWW and certain of its former directors and officers.

With the final distribution, AAWW and its subsidiaries, Atlas Air, Inc. and Atlas Worldwide Aviation Logistics, Inc., have closed the administration of their bankruptcy estates. The bankruptcy estates of AAWW’s other subsidiaries, Airline Acquisition Corp I ("Acquisition") and Polar Air Cargo, Inc. ("Polar"), closed in December 2006. Acquisition had no eligible claims against its estate, while holders of allowed general unsecured claims against Polar received a cash distribution equal to 60% of the allowed amount of their claims rather than shares of AAWW.

Under the Plan, the AAWW shares that have been issued to holders of allowed claims against AAWW and its named subsidiaries have been distributed in the same proportion as each holder’s allowed claim bears to the total amount of allowed claims. The exact number of shares that each claimholder has received pursuant to the Plan reflects the final total of allowed claims and other factors, such as previous unclaimed distributions.

For purposes of the final share distribution under the Plan, fractions of common stock were not issued. Instead, in accordance with the Plan, fractions of common stock were rounded up or down to the nearest whole number, with fractions equal to or less than 0.5 of a share rounded down.

As of the final distribution date, a total of $607.8 million of general unsecured claims against AAWW and the named subsidiaries had been allowed. Excluding convenience class claims that were settled in cash and a one-time, non-pro rata distribution of 2,102 shares to an allowed claimholder that was authorized by the bankruptcy court, AAWW distributed a total of 17,200,561 shares on a pro rata basis to claimholders holding aggregate allowed claims of $606.5 million.

AAWW expects to post additional information regarding the distribution on its corporate website in the near future. Claimholders and other interested parties may access this information under "Chapter 11 Restructuring" in the "Financial News" section of the "Investor Relations" area of the website (http://www.atlasair.com/holdings/financial/default.asp).

Including the current distribution, AAWW will have a total of approximately 21.6 million shares of common stock outstanding.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Air Worldwide Holdings, Inc.

December 12, 2007	By:	/s/ Adam R. Kokas

Name: Adam R. Kokas
Title: Senior Vice President, General Counsel and Secretary